EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
OCTOBER 30, 2006		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS THIRD QUARTER 2006 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/NMS-PFBI), a $540 million community bank holding company with five bank subsidiaries, announced its eleventh consecutive quarter of positive earnings results. Premier realized income of $1,475,000 (28 cents per share) during the quarter ending September 30, 2006, a 7.9% increase over the $1,367,000 of net income reported for the third quarter of 2005. On a per share basis, Premier earned $0.28 during the third quarter 2006, a 7.7% increase over the $0.26 per share earned during the third quarter of 2005. The increased earnings in 2006 were primarily the result of a 6.4% increase in net interest income, and a 14.2% increase in non-interest income.

Net interest income for the quarter ending September 30, 2006 totaled $5.377 million, compared to $5.055 million of net interest income earned in the third quarter of 2005 and $5.360 million earned in the second quarter of 2006. When compared to the third quarter of 2005, net interest income has increased 6.4% due to increases in interest income from loans, up $637,000, and federal funds sold, up $106,000, and reflects $153,000 of net interest expense savings from the early retirement of $5.0 million of Premier’s trust preferred securities (NASDAQ/NMS-PFBIP) on December 31, 2005, and the refinancing of $7.0 million of Premier’s trust preferred securities (NASDAQ/NMS-PFBIP) with bank debt on January 31, 2006. The interest expense savings, however, was more than offset by $615,000 of additional interest expense on deposit accounts as a result of rising interest rates. The 0.3% increase in net interest income, when compared to the second quarter of 2006, is largely due to a $233,000 (3.6%) increase in interest income on loans. The increase in interest income was substantially offset by $211,000 of additional interest expense on deposit accounts as a result of rising interest rates.

During the quarter ending September 30, 2006, Premier reversed provisions to the allowance for loan losses (negative provisions) of $38,000 compared to $140,000 of negative provisions made during the same period of 2005 and $819,000 of negative provisions in the second quarter of 2006. Premier has made quarterly negative provisions since the third quarter of 2005. The negative provision made in the third quarter of 2006 was the result of continued improvement in the estimated credit risk and payments on loans previously identified as having significant credit risk at Farmers Deposit Bank. These were substantially offset by additional provision expense at Premier’s other affiliate banks. Future provisions to the allowance for loan losses, positive or negative, will depend on future improvement or deterioration in estimated credit risk in the loan portfolio as well as whether additional payments are received on loans having significant credit risk. As a result of the charge-off of previously identified troubled credits, the negative provisions and an increase in total loans outstanding, the allowance for loan losses at September 30, 2006 decreased to 2.01% of total loans compared to 2.40% of total loans at year-end 2005.

President and CEO Robert W. Walker commented, “The earnings results for the third quarter of 2006 reflect a continued strengthening of Premier’s net interest margin. Our collection efforts on troubled credits continue to produce favorable results as Premier recorded additional negative provisions in the third quarter. Also improving net income, year-to-date net overhead costs are 4.6% less in 2006 compared to 2005. As a result, year-to-date earnings are now $0.92 per share compared to $0.55 per share through September last year. We are also equally pleased to resume paying dividends to our common stock shareholders.”

Net overhead for the quarter ending September 30, 2006 totaled $3.196 million. This compares to $3.189 million in the third quarter of 2005, and $3.161 million in the second quarter of 2006. Third quarter 2006 net overhead was only slightly higher than the third quarter 2005. Factors lowering the company’s net overhead costs include an increase in electronic banking revenue, service charges on deposit accounts and secondary market mortgage commissions as well as lower occupancy and equipment expenses, recoveries of collection costs, lower supplies expense and lower FDIC insurance premiums. These were substantially offset by an increase in data processing costs, normal salary and benefit increases, an increase in non-income taxes and in professional fees. When compared to the second quarter of 2006, net overhead was slightly higher due to a 1.9% increase in staff costs, an increase in occupancy costs due to a $55,000 write down of a branch building and increased collection costs. These increases were substantially offset by lower supplies expense, lower professional fees and an 8.7% increase on service charges on deposit accounts as well as a $56,000 increase in secondary market mortgage commissions.

Total assets as of September 30, 2006 of $540 million were up 2.2% from the $528 million of total assets at year-end 2005. The nearly $11.4 million increase in total assets is largely due to a $10.0 million increase in total deposits since year-end. These funds were used to reduce outstanding debt and fund loans. Total loans at September 30, 2006 have increased $17.3 million since year-end. Offsetting some of this increase was a $7.9 million decline in investments as some maturities have been used to fund loan growth. Shareholders’ equity of $59.4 million equaled 11.0% of total assets at September 30, 2006 which compares to shareholders’ equity of $54.3 million or 10.3% of total assets at December 31, 2005. The increase in shareholders’ equity was largely due to the $4.8 million of net income in the first nine months of 2006 plus an increase in the market value of the securities portfolio. Premier invests in high quality debt securities of U.S. Government agencies, and while market values are still less than the purchase price, Premier fully expects to receive the face value of these securities upon their maturity.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

Following is a summary of the financial highlights for Premier as of and for the periods ending September 30, 2006.

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Nine Months Ended
	Sept 30	Sept 30	Sept 30	Sept 30
	2006	2005	2006	2005
Interest Income	8,248	7,465	23,938	21,682
Interest Expense	2,871	2,410	7,997	7,007
Net Interest Income	5,377	5,055	15,941	14,675
Provision for Loan Losses	(38)	(140)	(1,051)	294
Net Interest Income after Provision	5,415	5,195	16,992	14,381
Non-Interest Income	1,127	987	3,031	2,884
Securities Transactions	-	-	-	-
Non-Interest Expenses	4,323	4,176	12,736	13,060
Income Before Taxes	2,219	2,006	7,287	4,205
Income Taxes	744	639	2,445	1,308
NET INCOME	1,475	1,367	4,842	2,897

EARNINGS PER SHARE	0.28	0.26	0.92	0.55
DIVIDENDS PER SHARE	0.05	-	0.05	-

Charge-offs	369	417	1,131	1,627
Recoveries	151	148	1,231	468
Net charge-offs (recoveries)	218	269	(100)	1,159

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	September 30	December 31
	2006	2005
ASSETS
Cash/Due From Banks/Fed Funds	38,336	34,892
Securities Available for Sale	129,510	137,419
Loans (net)	339,096	320,825
Other Real Estate Owned	415	2,049
Other Assets	16,528	17,323
Goodwill	15,816	15,816
TOTAL ASSETS	539,701	528,324

LIABILITIES & EQUITY
Deposits	445,820	435,843
Fed Funds/Repurchase Agreements	9,474	9,317
Other Debt	14,219	9,736
Junior Subordinated Debentures	8,505	15,722
Other Liabilities	2,290	3,419
TOTAL LIABILITIES	480,308	474,037
Stockholders’ Equity	59,393	54,287
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	539,701	528,324

TOTAL BOOK VALUE PER SHARE	11.34	10.37

Non-Accrual Loans	5,344	3,751
Loans 90 Days Past Due and Still Accruing	914	853